Exhibit 10.59

EMPLOYMENT AGREEMENT FOR JEFFREY C. HAWKEN

AMENDMENT NO. 1

This Amendment No. 1 to the Employment Agreement for Jeffrey C. Hawken (“Amendment No. 1”) is made, effective as of December 31, 2008, by and between Kilroy Realty Corporation, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and Jeffrey C. Hawken (“Executive”). The Operating Partnership and the Company are hereinafter referred to collectively as the (“Companies”).

Recitals:

WHEREAS, Executive and the Companies previously entered into an Employment Agreement, effective as of January 1, 2007; and

WHEREAS, Executive and the Companies desire to further amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Companies and Executive, intending to be legally bound, agree as follows:

1. Section 5(g) of the Employment Agreement is hereby amended to read as follows:

“(g) Limitations Under Code Section 409A

(i) Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B), (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1), as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5(g), would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(2)(B)(i), then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after the Executive’s termination date, (2) the Executive’s death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i), the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iii) In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A.

(iv) For purposes of Section 409A, each payment made after termination of employment, including COBRA continuation reimbursement payment, will be considered one of a series of separate payments.

(v) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(vi) Any amount that Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation, including any Gross-Up Payment pursuant to Section 10(b), will be reimbursed to Executive as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided that Executive shall have provided a reimbursement request to the Company no later than thirty (30)

days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

(vii) The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A.

(viii) Any annual bonus that is earned pursuant to Section 4(b) shall be paid, whether is cash or equity as provided above, between January 1 and March 15 of the year following the year for which such annual bonus was earned; provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such annual bonus payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such annual bonus was earned.

(ix) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(x) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive’s employment in accordance with the Company’s payroll practices (or other similar term), the payments of such base salary or other compensation shall be made on a monthly basis.”

2. Section 6(d) of the Employment Agreement is hereby amended to read as follows:

“(d) Other Terms of Payment Following Retirement, Death, or Disability. Nothing in this Section 6 shall limit the benefits payable or provided in the event Executive’s employment terminates due to Retirement, death, or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 6 (except in the case of Annual Incentives in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5(g), amounts payable under this Section 6 following Executive’s termination of employment will be paid or commence, as applicable, within fifty (50)

days following such termination of employment, with the exact date of payment of commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits unless the Executive complies with Section 11(f).”

3. The first paragraph of Section 7(e) of the Employment Agreement is hereby amended to read as follows:

“(e) Other Terms Relating to Certain Terminations of Employment. In the event Executive’s employment terminates for any reason set forth in Section 7(b) through (d), Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7 (except without duplication of payments or benefits, including in the case of Annual Incentives in lieu of which amounts are paid hereunder). Except as otherwise provided under Section 5(g), amounts payable under this Section 7 following Executive’s termination of employment will be paid or commence within fifty (50) days following such termination of employment, with the exact date of payment or commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits unless the Executive complies with Section 11(f). References to the amount of compensation paid as salary and Annual Incentives in previous years includes payments to Executive by the Company and Operating Partnership in periods prior to the Effective Date.”

4. The first paragraph of Section 10(b) of the Employment Agreement is hereby amended to read as follows:

“(b) Gross-up If Excise Tax Would Apply. In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change in Control or other change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Severance Payments”), if any of such Severance Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in Section 10(b)(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by Section 10(b)(i), shall be equal to the Total Payments; provided, however that in the event the aggregate value of the Total Payments exceeds three times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) by less than 10%, one or more of the Total Payments shall be reduced so that the aggregate value of the Total Payments is $1.00 less than the Parachute Threshold. The Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total

Payments which are payable in cash and then by reducing or eliminating Total Payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. For the avoidance of doubt, in no event shall the Company be required to pay to Executive any amount under this Section 10 with respect to any taxes or interest that may arise as a result of Section 409A of the Code.”

5. Section 11(f) of the Employment Agreement is hereby amended to read as follows:

“(f) Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 6 and 7 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute and not revoke a general release in substantially the form attached hereto as Exhibit A. Such general release shall be provided to Executive within five (5) days of his termination of employment and he shall execute the general release within thirty (30) days and, pursuant to Exhibit A, the revocation period with respect to such release is seven (7) days.”

6. The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 1 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

7. Except as set forth in this Amendment No. 1, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

KILROY REALTY CORPORATION

By:	/s/ Tyler Rose
	Name:	Tyler Rose
	Title:	Senior Vice President and Treasurer

KILROY REALTY CORPORATION

By:	/s/ Tamara J. Porter
	Name:	Tamara J. Porter
	Title:	Vice President and Corporate Counsel

KILROY REALTY, L.P.

By:	/s/ Tyler Rose
	Name:	Tyler Rose
	Title:	Senior Vice President and Treasurer

KILROY REALTY, L.P.

By:	/s/ Tamara J. Porter
	Name:	Tamara J. Porter
	Title:	Vice President and Corporate Counsel

EXECUTIVE

/s/ Jeffrey C. Hawken
Jeffrey C. Hawken